EXHIBIT 10.4
CDI CORPORATION

January 25, 2017

Brian Short

Dear Brian,

In recognition of your efforts to CDI Corporation (“CDI”), we would like to enter into this letter agreement with you (this “Agreement”).

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If your employment is terminated by CDI without Cause (and not due to death or Disability), then you will be entitled to receive a severance benefit equal to 12 months of continued base salary at the rate in effect immediately prior to your termination of employment (the “Severance Benefit”), to be paid in substantially equal installments in accordance with CDI’s normal payroll practices during the 12 month period immediately following your date of termination (with payment to commence on the first payroll date after the effective date of the release of claims and covenant not to sue described below, and to include a catch-up for any payments that already would have been made had such release been effective on the termination date); provided, however, that (i) the Severance Benefit will immediately cease upon your obtaining new employment prior to the end of such 12 month severance period and (ii) if such termination without Cause occurs within 30 days before, or within 12 months after, a Sale of the Company (as defined in the Time-Vested Deferred Stock Award Agreement attached hereto as Exhibit A), and in either case, you obtain new employment prior to the first anniversary of the termination of your employment with the Company, then instead of the Severance Benefit ceasing on the date of such new employment under clause (i), it will cease on the 3 month anniversary of such new employment if such new employment is obtained prior to the six month anniversary of your termination of employment with the Company, or if such new employment is obtained more than six months after your employment with the Company was terminated it will cease on the earlier of the 1 month anniversary of such new employment and the 1 year anniversary of your termination of employment with the Company. The Severance Benefit shall be contingent upon your execution of a release of claims and covenant not to sue in form and substance satisfactory to CDI such that it’s effective and irrevocable within 60 days after the date of your termination of employment (the “Release”). If such 60 day release period overlaps two calendar years, then to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any portion of the Severance Benefit that otherwise would have been paid in the first calendar year will instead be withheld and paid on the first payroll date in such second calendar year, with all remaining payments to be made as if no such delay had occurred.

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You are eligible to receive a retention bonus of $150,000, payable on March 15, 2017 (“Retention Bonus 1”) and a retention bonus in the amount of $100,000, payable on March 15, 2018 (“Retention Bonus 2,” and together with Retention Bonus 1, the “Retention Bonuses”). Payment

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of any Retention Bonus is subject to your continued employment with CDI on the payment date of the applicable Retention Bonus. Notwithstanding the foregoing, (x) if your employment is terminated by CDI without Cause (and not due to your death or Disability), then you will receive payment of any then unpaid Retention Bonus on the first payroll date after the effective date of the Release (and in all events within 60 days after the date of such termination), (y) if your employment is terminated as the result of your death or by CDI due to your Disability, you will receive a pro-rata portion of any then unpaid portion of each of Retention Bonus 1 and Retention Bonus 2 on the first payroll date after the effective date of the Release (and in all events within 60 days after the date of such termination), with the pro-rata Retention Bonus 1, if any, to be pro-rated based on the number of days you were employed in 2016 in relation to 366 days and the pro-rata Retention Bonus 2 to be pro-rated based on the number of days you were employed in 2017 in relation to 365 days and (z) if a Sale of the Company occurs before your employment with CDI ends, you will receive any then unpaid Retention Bonus within five days after the closing of such Sale of the Company. Payment of any Retention Bonus under clause (x) and clause (y) above is contingent on your (or your estate’s or legal representative’s, as applicable) execution of the Release such that it becomes effective and irrevocable within 60 days after the termination date. If such 60 day release period overlaps two calendar years, then to the extent required by Code Section 409A, any portion of any Retention Bonus that otherwise would have been paid in the first calendar year will instead be withheld and paid on the first payroll date in such second calendar year. Except as otherwise specifically provided herein, if you are not employed by CDI on the date on which any Retention Bonus is scheduled to be paid, you will forfeit your right to receive (and you will not receive) such Retention Bonus.

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You will be granted an award of 59,500 shares of Time-Vested Deferred Stock under the Plan and pursuant to a Time-Vested Deferred Stock Award Agreement substantially in the form attached hereto as Exhibit A.

•	You will be granted an Award of 25,500 Performance Units under the Plan and pursuant to a Performance Unit Award Agreement substantially in the form attached hereto as Exhibit B.

Please note that this Agreement does not constitute a contract or guarantee of continued employment or of employment for any specific term.

This Agreement is intended to comply with, or be exempt from, Code Section 409A, and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by CDI. Notwithstanding any other provision of this Agreement to the contrary, if you are a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for herein would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required hereunder shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such

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additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. If your termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a "separation from service" within the meaning of Code Section 409A. Each payment contemplated hereunder shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Neither CDI nor any of its affiliates shall have any liability or obligation to you in the event that this Agreement does not comply with, or is not exempt from, Code Section 409A.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between you and CDI. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If you become eligible to receive the Severance Benefit, you will not be eligible to receive any continued base salary payments under the CDI Corp. Executive Severance Program.

Please sign below acknowledging your agreement to the terms set forth herein. All capitalized terms used herein and not otherwise defined have the meanings set forth in the CDI Corp. Amended and Restated Omnibus Stock Plan (as in effect on the date hereof).

CDI Corporation

/s/ Michael Castleman
Michael Castleman
Interim Chief Executive Officer, President and Chief Financial Officer

Accepted: /s/ Brian Short
Brian Short

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